Exhibit 99.1

CITI TRENDS ANNOUNCES FOURTH QUARTER AND FISCAL 2013 RESULTS

SAVANNAH, GA (March 14, 2014) — Citi Trends, Inc. (NASDAQ: CTRN) today reported results for the fourth quarter and fiscal year ended February 1, 2014.

The Company’s 2013 fiscal year contained 52 weeks, while the 2012 fiscal year contained 53 weeks.  Accordingly, comparisons of results for the fourth quarter and full year of fiscal 2013 to the same periods in 2012 are affected by an extra week in 2012.

Financial Highlights — 13-week fourth quarter ended February 1, 2014

Total sales in the 13 weeks ended February 1, 2014 decreased 10.5% to $157.2 million compared with $175.7 million in the 14 weeks ended February 2, 2013, with the extra week at the beginning of fiscal 2012’s fourth quarter contributing approximately $12 million to total sales.  For comparable store sales, the Company is reporting on a comparable weeks basis (i.e. the 13 weeks ended February 1, 2014 compared to the 13 weeks ended February 2, 2013).  Comparable store sales on a comparable weeks basis decreased 3.5% for the quarter.

The Company had net income of $1.5 million, or $0.10 per diluted share, in the fourth quarter of 2013 compared with a net loss of $0.7 million, or $0.05 per diluted share, in last year’s fourth quarter.

Financial Highlights — 52-week fiscal year ended February 1, 2014

Total sales in the 52 weeks ended February 1, 2014 decreased 5.0% to $622.2 million compared with $654.7 million in the 53 weeks ended February 2, 2013, with the extra week at the beginning of last year contributing approximately $21 million.  For comparable store sales, the Company is reporting on a comparable weeks basis (i.e. the 52 weeks ended February 1, 2014 compared to the 52 weeks ended February 2, 2013).  Comparable store sales on a comparable weeks basis decreased 1.6% for the year.

The Company had net income of $0.5 million, or $0.03 per diluted share, in fiscal 2013 compared with a net loss of $2.2 million, or $0.15 per diluted share, in fiscal 2012.

The Company opened one store, relocated or expanded six others, and closed nine stores in 2013.

Investor Conference Call and Webcast

Citi Trends will host a conference call today at 9:00 a.m. ET.  The number to call for the live interactive teleconference is (212) 231-2908.  A replay of the conference call will be available until March 21, 2014, by dialing (402) 977-9140 and entering the passcode, 21705725.

The live broadcast of Citi Trends’ quarterly conference call will be available online at the Company’s website, www.cititrends.com, as well as http://ir.cititrends.com/events.cfm, beginning today at 9:00 a.m. ET.  The online replay will follow shortly after the call and will be available for replay for one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after year-end.  The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family.  The Company operates 505 stores located in 29 states.  Citi Trends’ website address is www.cititrends.com.  CTRN-E

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties.  The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements.  Statements with respect to earnings guidance are forward-looking statements.  Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s year-end financial and accounting procedures, are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission.  These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends.  Any forward-looking statements by the Company, with respect to earnings guidance or otherwise, are intended to speak only as of the date such statements are made.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Bruce Smith Chief Financial Officer (912) 443-2075	Ed Anderson Chairman & Chief Executive Officer (912) 443-3705

CITI TRENDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Thirteen Weeks Ended	Fourteen Weeks Ended
	February 1, 2014	February 2, 2013
	(unaudited)	(unaudited)
Net sales	$157,193	$175,656

Cost of sales (exclusive of depreciation shown separately below)	(99,567)	(118,165)
Selling, general and administrative expenses	(50,170)	(52,678)
Depreciation	(5,258)	(5,797)
Asset impairment	(305)	(517)
Income (loss) from operations	1,893	(1,501)
Interest income	68	66
Interest expense	(49)	(49)
Income (loss) before income taxes	1,912	(1,484)
Income tax expense (benefit)	447	(780)
Net income (loss)	$1,465	$(704)

Basic net income (loss) per common share	$0.10	$(0.05)
Diluted net income (loss) per common share	$0.10	$(0.05)

Weighted average shares used to compute basic net income (loss) per share	14,825	14,699
Weighted average shares used to compute diluted net income (loss) per share	14,882	14,699

	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
	February 1, 2014	February 2, 2013
	(unaudited)	(unaudited)
Net sales	$622,204	$654,653

Cost of sales (exclusive of depreciation shown separately below)	(394,445)	(426,904)
Selling, general and administrative expenses	(206,146)	(207,411)
Depreciation	(21,974)	(23,950)
Asset impairment	(1,542)	(1,177)
Gain on sale of former distribution center	1,526	—
Loss from operations	(377)	(4,789)
Interest income	281	260
Interest expense	(194)	(212)
Loss before income taxes	(290)	(4,741)
Income tax benefit	(754)	(2,516)
Net income (loss)	$464	$(2,225)

Basic net income (loss) per common share	$0.03	$(0.15)
Diluted net income (loss) per common share	$0.03	$(0.15)

Weighted average shares used to compute basic net income (loss) per share	14,798	14,672
Weighted average shares used to compute diluted net income (loss) per share	14,813	14,672

CITI TRENDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)

	February 1, 2014	February 2, 2013
	(unaudited)	(unaudited)
Assets:
Cash and cash equivalents	$58,928	$37,263
Short-term investment securities	6,004	12,771
Inventory	126,501	141,473
Other current assets	16,326	19,285
Property and equipment, net	56,154	70,995
Long-term investment securities	19,777	5,754
Other noncurrent assets	7,618	4,604
Total assets	$291,308	$292,145

Liabilities and Stockholders’ Equity:
Accounts payable	$60,037	$62,690
Accrued liabilities	24,199	22,564
Other current liabilities	515	660
Noncurrent liabilities	7,686	10,260
Total liabilities	92,437	96,174

Total stockholders’ equity	198,871	195,971
Total liabilities and stockholders’ equity	$291,308	$292,145